UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 OR 15(d)
of the Securities Exchange Act of 1934

Date of Report:   April 19, 2017
(Date of earliest event reported:  April 18, 2017)
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HAVERTY FURNITURE COMPANIES, INC.
(Exact name of registrant as specified in its charter)
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Maryland	1-14445	58-0281900
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

780 Johnson Ferry Road, Suite 800, Atlanta, Georgia 30342
(Address of principal executive officers) ( Zip Code)
Telephone number, including area code: (404) 443-2900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors: Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Haverty Furniture Companies, Inc. ("Havertys" or the "Company") announced on April 18, 2017 that the Havertys board of directors elected Richard B. Hare, executive vice president and chief financial officer, effective May 4, 2017.  Prior to joining Havertys, Mr. Hare, age 50, was senior vice president, finance, treasurer and chief financial officer of Carmike Cinemas, Inc. from March 2006 until it was acquired in December 2016.

Upon the commencement of his employment Mr. Hare will:

•	Receive an annual base salary of $370,000.
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Participate in the Company's management incentive compensation plans (the "Plans" or "MIP I" or "MIP II") for 2017 to determine cash incentives pursuant to the Company's 2014 Long Term Incentive Plan. He will be eligible to receive a target payout of 60% of his annualized base salary.  The MIP I Plan covers 80% of the target payout.  The MIP I sets goals of pre-tax earnings on a quarterly and annual basis.  Participants will begin to earn the incentive pay once at least 80% of a goal is met increasing up to 125% of the pre-tax goal.   There is a 3% change in the incentive pay earned for every 1% increase or decrease in actual pre-tax earnings versus the goal with the incentive pay potential ranging from 40% to 175% of the earnings target payout amount.  Pre-tax earnings for comparison to the goal will be that amount reported in the annual Form 10-K, adjusted to eliminate the effects of asset impairments, restructurings, acquisitions, divestitures, other unusual or non-recurring items, store closing costs, and the cumulative effect of accounting changes, as determined in accordance with generally accepted accounting principles, as applicable. The MIP II Plan, which does not provide for above target payouts, covers the remaining 20% of the potential target payout.  The MIP II Plan is earned for achieving additional performance criteria or specific projects or initiatives tailored to each person as approved by the Compensation Committee.  The Compensation Committee has discretion in the administration of the Plans.

•	Participate in Havertys annual long-term incentive equity program, and for 2017 will receive:
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a grant of restricted stock units on his start date, the number of which will be determined by dividing $111,000 by the closing price of the stock on his start date (not to exceed 5,250) vesting 25% per year beginning May 2018, subject to continued employment (see form of notice of grant letter attached as Exhibit 10.1 to our Current Report on Form 8-K dated February 3, 2017); and

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a grant of performance restricted stock units on his start date, the target number of which will be determined by dividing $111,000 by the closing price of Havertys common stock on his start date (not to exceed 5,250 shares), vesting on February 2020, subject to continuing employment, with the actual number of shares to be earned based on the Company's EBITDA (see form of notice of grant letter attached as Exhibit 10.2 to Current Report on Form 8-K dated February 3, 2017).

•	Receive reimbursement for customary relocation expenses.
•	Receive a Change of Control Agreement consistent with Havertys' other executive vice presidents (see form of Agreement attached as Exhibit 10.6 to our 2011 Form 10-K).
•	Receive the same perquisites provided to other senior executives of Havertys, including certain company paid insurance and annual physical program.
•	Participate in the Havertys 401(k) Plan and Deferred Compensation Plan in accordance with the respective terms of such plans.

There are no family relationships between Mr. Hare and any director or executive officer of the Company and there are no transactions between Mr. Hare and the Company that would be reportable under Item 404(a) of Regulation S-K.

Mr. Hare succeeds Dennis L. Fink, who announced his planned retirement last year.  Mr. Fink will remain with Havertys as executive vice president, finance, reporting to the CEO, during a transition period expected to continue through mid-August 2017.

The full text of the press release announcing Mr. Hare joining Havertys is furnished as Exhibit 99.1 to this Current Report on Form 8-K and shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section.

Item 9.01       Financial Statements, Pro Forma Financial Information and Exhibits

(c)    Exhibits
99.1    Press Release dated April 18, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HAVERTY FURNITURE COMPANIES, INC.
April 19, 2017	By:
Jenny Hill Parker Senior Vice President, Finance, Secretary and Treasurer